EXHIBIT 11

                           FIRST REPUBLIC BANCORP INC.
                 STATEMENT OF COMPUTATION OF EARNINGS PER SHARE



                                                                             Quarter Ended                  Nine Months Ended
                                                                             September 30,                     September 30,
                                                                             -------------                     -------------


                                                                       1996                1995             1996           1995
                                                                       ----                ----             ----           ----
Primary:
  Net income (loss) available to common stock                       $ 3,275,000     $ 1,321,000       $9,046,000       $(435,000)
                                                                    ===========     ===========       ==========       =========

  Weighted average shares outstanding,
     beginning of period including treasury shares                    7,838,988       7,807,662        7,816,400       7,797,100
  Effect of stock options exercised during period                         3,817             910           12,932           4,464
  Weighted average shares of stock purchased by employees                 1,597             468            7,515           4,343
  Weighted average shares of dilutive stock
     options under treasury stock method                                283,391         260,008          280,148         223,326
  Weighted average shares of treasury stock                            (486,000)       (463,400)        (486,000)       (434,749)
                                                                     ----------      ----------       ----------     -----------

  Adjusted shares outstanding - primary                               7,641,793       7,605,648        7,630,995       7,594,484
                                                                     ==========      ==========       ==========     ===========

  Net income (loss) per common share - primary                       $     0.43      $     0.17       $     1.19     $     (0.06)(2)
                                                                     ==========      ==========       ==========     ===========


Fully Diluted:
  Net income (loss) available to common stock                       $ 3,275,000     $ 1,321,000      $ 9,046,000     $  (435,000)
  Effect of convertible subordinated debentures,
     net of taxes (1)                                                   396,000         400,000        1,188,000       1,198,000
                                                                    -----------      ----------      -----------     -----------

  Adjusted net income (loss) for fully diluted calculation(1)       $ 3,671,000     $ 1,721,000      $10,234,000     $   763,000(2)
                                                                    ===========     ===========      ===========     ===========

  Adjusted shares - primary, from above                               7,641,793       7,605,648        7,630,995       7,594,484
  Weighted average shares issuable upon conversion
     of convertible subordinated debentures                           2,524,210       2,524,210        2,524,210       2,524,210
  Additional weighted average shares of dilutive
     stock options converted at period-end
     stock price under the treasury stock method                         97,210              69           52,021           8,596
                                                                    -----------     -----------       ----------     -----------


Adjusted shares outstanding - fully diluted                          10,263,213      10,129,927       10,207,226      10,127,290
                                                                    ===========      ==========       ==========      ==========

Net income (loss) per share - fully diluted                          $     0.36      $     0.17       $     1.00      $    (0.06)(2)
                                                                     ==========      ==========       ==========      ==========
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(1)     Due  to  the  existence  of  convertible  subordinated  debentures,  the fully-diluted  calculation  includes the number of shares which would be outstanding if all such debentures  were converted and adjusts  reported net income for the effect of interest expense on the debentures,  net of taxes.

(2)     For the first nine months of 1995,  consideration  of the  conversion of the Company's convertible  subordinated  debentures in the fully diluted calculation  would  result  in lower  loss per  share  amounts  than the
        primary  calculations  (the  convertible   subordinated  debentures  are
        antidilutive).  Therefore, the primary loss per share is reported as the fully diluted loss per share for this period.

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